AMENDMENT TO BYLAWS
OF
HELIUS MEDICAL TECHNOLOGIES, INC.
(a Wyoming corporation)

          Pursuant to the provisions of the Wyoming Business Corporation Act, the Bylaws of Helius Medical Technologies, Inc. (the “Company”), and the Articles of Incorporation of the Company (the “Articles”), the Bylaws of the Company as currently in effect are hereby amended as follows:

          1.        Section 2.18(a) of the Bylaws is amended and restated in its entirety to read as follows:

          “(a) With the exception of Rule 14a-8(i)(8)(iv) promulgated under the Exchange Act, the Shareholder complies with all the provisions of Rule 14a-8 of the Exchange Act.”

          2.        The third sentence of Section 3.2 of the Bylaws stating that “[t]he term of each independent Director (as defined in the rules and regulations of the Securities and Exchange Commission) shall be two terms, unless the Chairman of the Board of Directors specifically recommends and the full Board approves one additional term for each such independent Director” is hereby deleted in its entirety.

          3.        This Amendment was approved by the unanimous written consent of the board of directors of the Company in accordance with Article XIV of the Company’s Bylaws.

          4.        Except as expressly amended by this Amendment, the Bylaws shall remain in full force and effect.

[Signature page to follow]

            IN WITNESS WHEREOF, this Amendment is hereby executed effective as of August 29, 2014.

HELIUS MEDICAL TECHNOLOGIES, INC.

/s/ Amanda Tseng
Amanda Tseng, Corporate Secretary and CFO